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                                                                 EXHIBIT 10.14

                 [SIEGEL, SOMMERS & SCHWARTZ L.L.P. LETTERHEAD]



                                January 17, 1997

John Ortega
The Clothestime, Inc.
5325 E. Hunter Avenue
Anaheim, CA 92807


Dear John:

In accordance with the discussions between you and the Official Committee of Unsecured Creditors (the "Committee") of The Clothestime, Inc. ("Clothestime"), the Committee has agreed to the following relative to your resignation as a employee, officer and director of Clothestime.

1. Provided that Clothestime's Chapter 11 proceedings are not converted to a Chapter 7 proceeding as a result of your actions or inactions, you will receive a lump sum payment of $275,000 plus an amount equal to two (2) weeks base salary at your base compensation immediately prior to your resignation, in full satisfaction of any and all claims you may have against Clothestime (including, but not limited to, such items as severance and salary) which amount shall be payable on the date when the Order (as defined herein) becomes a final non-appealable order. As used herein, the term "Order" shall mean the entry of an order approving the terms set forth in this letter by the United States Bankruptcy
        Court for the Central District of California in which the Clothestime proceedings are pending.

2. Effective immediately, you will cease working for Clothestime and will not be permitted access to any of Clothestime's premises, subject to reasonable, mutually satisfactory arrangements for you to retrieve your personal property.

3. On or before 4:00 p.m. Pacific Standard Time on Friday, January 17, 1997, you will submit to counsel to Clothestime, a letter of your immediate resignation as an employee, officer and director of Clothestime.
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SIEGEL, SOMMERS & SCHWARTZ


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January 17, 1997
John Ortega
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4.      When the Order becomes a final non-appealable order, Clothestime and you will exchange general releases. Notwithstanding any other provision of this letter agreement, you will not be deemed to have waived any of your existing rights to (a) indemnification or director or officer liability insurance coverage with respect to actions or inactions occurring prior to your resignation on January 17, 1997, and (b) elect continuing benefits coverage at your sole cost under COBRA.

5. If the Order is not entered, the Committee agrees that you shall not be deemed to have resigned your positions with Clothestime, but instead to have been terminated without cause, as of January 17, 1997, and to have reserved all of your rights and claims in connection with such termination.

If this letter is in accordance with your understanding, please sign and date below and return to me as soon as possible.


                                 Very truly yours,


                                 SIEGEL, SOMMERS & SCHWARTZ, L.L.P.
                                 Counsel to the Official Committee of Unsecured Creditors of The Clothestime, Inc.

                                 /s/ LAWRENCE C. GOTTLIEB
                                 -------------------------------------
LCG:da                              LAWRENCE C. GOTTLIEB


Above Agreed and Consented to:

/s/ JOHN ORTEGA
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John Ortega


Date:    1/17/97
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